Exhibit 99.1

Contacts:

For More Information:
At Applied Imaging Corp:	At Financial Relations Board:
Barry Hotchkies, CFO	Jocelyn Hunter
408-562-0250	415-248-3433

FOR IMMEDIATE RELEASE:

APPLIED IMAGING ANNOUNCES $4.25 MILLION PRIVATE

PLACEMENT OF ITS COMMON STOCK

Santa Clara, CA, April 14, 2004 – Applied Imaging Corp. (Nasdaq: AICX) today announced that it has completed the private placement of 3.1 million shares of common stock and warrants to purchase 620,000 additional shares of common stock for an aggregate purchase price of $4.25 million. Each warrant is exercisable for one share of common stock at an exercise price of $1.70 per share, from six months following the closing until October 13, 2009, subject to certain adjustments. C.E. Unterberg, Towbin acted as placement agent with respect to the transaction.

“We are very pleased by the success of this private placement,” commented Carl Hull, Chief Executive Officer of Applied Imaging . “The funds received will strengthen our financial position and allow accelerated development of our OncoPath™ systems and related products.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Applied Imaging has agreed to file a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the impact of the private placement on the development of our OncoPath systems and related products. These statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the fact that consummation of the private placement is subject to conditions to closing and thus the closing may be delayed or may not occur. The forward-looking statements are made as of April 14, 2004, and Applied Imaging is under no obligation to revise or update the forward-looking statements.

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